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                                                                    EXHIBIT 12.1

                                  MARITRANS INC.
                COMPUTATION OF RATIO OF EARNING TO FIXED CHARGES

                                                       Year to Date                     Year Ended December 31,
                                                       June 30, 2005    2004          2003         2002       2001         2000
                                                       -------------  ----------  ----------  ----------  ----------  ----------
A FIXED CHARGES
  Interest expensed                                        1,380,571   2,237,248   1,944,925   2,444,120   4,316,102   6,244,671
  Interest capitalized                                       518,386   1,151,798     441,999     382,977     471,595     662,414
  Amortized debt expenses                                     40,443      80,886     513,453     156,268     120,457     156,711
  Interest within rental expense                                   -           -           -           -           -           -
  Preference security dividend                                     -           -           -           -           -           -
                                                       -------------  ----------  ----------  ----------  ----------  ----------
    TOTAL FIXED CHARGES                                    1,939,400   3,469,932   2,900,377   2,983,365   4,908,154   7,063,796
                                                       =============  ==========  ==========  ==========  ==========  ==========

B PREFERENCE SECURITY DIVIDEND                                     -           -           -           -           -           -

C EARNINGS
  pre-tax income from continuing operations
  before adj for minority interests                       16,955,311  12,807,394  17,645,747  15,221,889  12,307,994   8,113,133
  + fixed charges                                          1,939,400   3,469,932   2,900,377   2,983,365   4,908,154   7,063,796
  + amortization of capitalized interest                     178,944     201,247     177,123     157,613     129,405     101,650
  + distributed income of equity investees                         -           -           -           -           -           -
  + pre-tax losses on equity investee                              -           -           -           -           -           -
                                                       -------------  ----------  ----------  ----------  ----------  ----------
                                                          19,073,655  16,478,753  20,723,247  18,362,867  17,345,553  15,278,579
  - interest capitalized                                     518,386   1,151,798     441,999     382,977     471,595     662,414
  - preference security dividend requirements                      -           -           -           -           -           -
  - minority interest in pre-tax income of
  subsidiaries that have not incurred fixed
  charges                                                         -           -           -           -           -           -
                                                       -------------  ----------  ----------  ----------  ----------  ----------
   TOTAL EARNINGS                                         18,555,269  15,326,955  20,281,248  17,979,890  16,873,958  14,616,165
                                                       =============  ==========  ==========  ==========  ==========  ==========
  RATIO OF EARNINGS TO FIXED CHARGES:                           9.57        4.42        6.99        6.03        3.44        2.07
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